Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-138590) of Globalstar, Inc. of our report dated March 29, 2007, with respect to the consolidated balance sheets of Globalstar, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of income, comprehensive income (loss), ownership equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Globalstar, Inc.

/s/ Crowe Chizek and Company LLP

Oak Brook, Illinois

March 29, 2007